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                                  News Release
For Immediate Release
Contact: Gilbert Steinberg- Treasurer

    516-222-2595

                 Astrosystems Announces $2.90 Cash Distribution

         Hockessin, Delaware, January 24, 2000. Astrosystems Inc.(OTCBB:ASTZ) today announced that a cash distribution of $2.90 per share will be paid to all shareholders of record as of the close of business on Feb 7, 2000. In addition, the Company announced that, as provided for in its Plan of Complete Liquidation and Dissolution approved by stockholders on February 2, 1996, Astrosystems will be dissolved on Feb 8, 2000 and all remaining assets and liabilities will be transferred to a liquidating trust. All Astrosystems stock outstanding as of the close of business on Feb 7, 2000 will represent a nontransferable beneficial interest in the liquidating trust and holders of such shares will be entitled to receive pro rata distributions in liquidation of the trust. All trading and stock transfers will be discontinued after Feb 7, 2000.

         It is anticipated that approximately $9,900,000, or approximately $1.67 per share, will be transferred to the liquidating trust and held as a reserve to cover both known and unanticipated liabilities. The only known and quantifiable liability at the present time is an estimated tax liability of $4,300,000, or approximately $.72 per share. The trust will continue to hold all remaining assets as a reserve against claims that may be made. It is currently anticipated that complete liquidation of the trust will occur in 2003. At that time assuming no further liabilities exist, the remaining assets will be distributed on a pro rata basis to all holders of interest in the liquidating trust.

         This release includes forward looking statements concerning the Company's intent, belief or current expectations with respect to future distributions to shareholders. Such forward looking statements are not guarantees of future action and involve risks and uncertainties, including unanticipated claims brought against the Company, that may cause actual distributions to differ materially from those currently anticipated to be made. The Company does not undertake any obligation to update or revise any forward looking statements.

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  ASTROSYSTEMS, INC. o P.O. Box 1639 o HOCKESSIN, DE 19707 o tel: 302-652-3115

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